                                                                   EXHIBIT 11.4

                      CENDANT CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                          THREE MONTHS ENDED SEPTEMBER 30,
                                     -----------------------------------------
                                             1997                  1996
                                     -------------------   -------------------
                                                  FULLY                 FULLY
                                      PRIMARY    DILUTED    PRIMARY    DILUTED
                                     --------   --------   --------   --------
Net income                           $248,264   $248,264   $ 68,466   $ 68,466
Convertible debt interest and
   amortization of deferred loan
   costs, net of tax                    5,539      5,771      1,134      1,586
                                     --------   --------   --------   --------
Net income, as adjusted              $253,803   $254,035   $ 69,600   $ 70,052
                                     ========   ========   ========   ========

Weighted average common shares
   outstanding                        807,447    807,447    773,519    773,519
Incremental shares for outstanding
   stock options and warrants          34,642     43,529     41,080     41,975
Convertible debt                       45,972     48,471     19,842     22,989
                                     --------   --------   --------   --------
Weighted average common and
   common equivalent shares
   outstanding                        888,061    899,447    834,441    838,483
                                     ========   ========   ========   ========

Net income  per share                $   0.29   $   0.28   $   0.08   $   0.08
                                     ========   ========   ========   ========

                                           NINE MONTHS ENDED SEPTEMBER 30,
                                     -----------------------------------------
                                             1997                  1996
                                     -------------------   -------------------
                                                  FULLY                 FULLY
                                      PRIMARY    DILUTED    PRIMARY    DILUTED
                                     --------   --------   --------   --------
Net income                           $400,694   $400,694   $265,504   $265,504
Convertible debt interest and
   amortization of deferred loan
   costs, net of tax                   10,648     11,328      3,369      4,812
                                     --------   --------   --------   --------
Net income,  as adjusted             $411,342   $412,022   $268,873   $270,316
                                     ========   ========   ========   ========

Weighted average common shares
   outstanding                        804,338    804,338    740,557    740,557
Incremental shares for outstanding
   stock options and warrants          33,677     33,966     40,317     42,528
Convertible debt                       36,364     39,115     19,842     24,522
                                     --------   --------   --------   --------
Weighted average common and
   common equivalent shares
   outstanding                        874,379    877,419    800,716    807,607
                                     ========   ========   ========   ========


Net income per share                 $   0.47   $   0.47   $   0.34   $   0.33
                                     ========   ========   ========   ========